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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 14D-9

         SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ___ )

                            MotherNature.com, Inc.
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                           (Name of Subject Company)

                            MotherNature.com, Inc.
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                      (Names of Persons Filing Statement)

                                 Common Stock
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                        (Title of Class of Securities)

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                     (CUSIP Number of Class of Securities)

                               Michael I. Barach
                          c/o MotherNature.com, Inc.
                               490 Virginia Road
                               Concord, MA 01742
                                (978) 929-2000

                                With a copy to:
                           Howard S. Rosenblum, Esq.
                        Testa, Hurwitz & Thibeault, LLP
                                125 High Street
                               Boston, MA 02110

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     (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.